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                                                                     Exhibit 5.1


                         [Letterhead of Ross & Hardies]

                                December 21, 2001

SPSS Inc.
233 South Wacker Drive
Chicago, Illinois  60601

                  Re: Registration Statement on Form S-8

Ladies and Gentlemen:

                  You have requested our opinion with respect to the registration by SPSS Inc. ("SPSS" or the "Company") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 1,500,000 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock") issuable upon the exercise of options (the "Options") to purchase Common Stock as issued pursuant to the SPSS 1999 Employee Equity Incentive Plan (the "1999 Plan") and an aggregate of 500,000 shares of the Company's Common Stock issuable upon the exercise of Options to purchase Common Stock as issued pursuant to the SPSS 2000 Equity Incentive Plan (the "2000 Plan").

                  In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed relevant and necessary to form a basis for the opinions hereinafter expressed. In conducting such examination, we have assumed (i) that all signatures are genuine, (ii) that all documents and instruments submitted to us as copies conform with the originals, and (iii) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company and certificates of public officials and have not independently verified such facts, but have no actual knowledge of the inaccuracy or incompleteness of the same.

                  Based upon the foregoing, it is our opinion that the Common Stock issuable upon the proper exercise of Options granted pursuant to the 1999 Plan and the 2000 Plan will be validly issued, fully paid and non-assessable when issued in accordance with the 1999 Plan and the 2000 Plan, respectively.

                  We express no opinion as to the laws of any jurisdiction other than the State of Illinois, the United States of America, and, solely with respect to matters of corporate organization and authority, the General Corporation Law of the State of Delaware. We are not admitted to the practice of law in the State of Delaware. Accordingly, any opinion herein as to the corporation laws of the State of Delaware is based solely upon the last general available compilation of the statutes of State Law of Delaware published by Prentice Hall Law & Business. Insofar as the foregoing opinion relates to matters that would be controlled by the substantive laws of any jurisdiction other than the United States of America, the General Corporation Law of the State of Delaware, with respect to matters of corporate organization and authority, or the State of Illinois, we have assumed that the substantive laws of such jurisdiction conform in all respects to the internal laws of the State of Illinois.

                  We hereby consent to the reference to our firm in the Registration Statement relating to the registration of the 2,000,000 shares of Common Stock issuable upon exercise of the Options described above.

                                                Very truly yours,

                                                /s/ David S. Guin
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                                                ROSS & HARDIES